Exhibit 1

SEI/ANATEL – 2312243 - Judgement

NATIONAL TELECOMMUNICATIONS AGENCY

JUDGEMENT No. 35, AS OF JANUARY 15, 2018

Action No. 53500.086565/2017-58

Appellant / Concerned Party: OI S.A., TELEMAR NORTE LESTE S.A., OI MÓVEL S.A.

Reporting-Commissioner: Anibal Diniz

Forum of Deliberation: Deliberative Circuit No. 7, as of January 12, 2018

SYLLABUS

SUPERINTENDENCE OF COMPETITION. SCM. STFC. SEAC. PRIOR CONSENT TO THE ENTRANCE OF NEW MEMBERS OF THE BOARD OF DIRECTORS. JUDICIAL REORGANIZATION PLAN. ABSENCE OF REGULATORY AND COMPETITIVE IMPEDIMENTS. CONCESSIONAIRE IN PROCESS OF JUDICIAL REORGANIZATION. CONCERN ABOUT THE MAINTENANCE OF THE PERFORMANCE OF THE CONCESSION AGREEMENT AND OF THE RENDERING OF THE SERVICES GRANTED TO THE COMPANIES OF THE OI GROUP. APPROVAL UNDER CONDITIONS. DETERMINATION.

1.                  The examination of the transaction did not demonstrate any regulatory or competitive impediments to its approval, nor any subjective restrictions against the names approved in the context of the consolidated Judicial Reorganization Plan of Oi S.A. and other companies of its economic group.

2.                  In the present case, considering the maintenance of the subjective and objective conditions to render the service and as a result the absence of risk to the delivery of telecommunication services and damage to competition, it is possible to approve the entry of the new members of the Temporary Board of Directors of OI S.A.

RULING

Having viewed, reported and discussed the record of this case, the members of Anatel’s Directive Council unanimously decide the following, in accordance with the Analysis n. 11/2018/SEI/AD (SEI n. 2309032), which is part of the judgement herein:

a)      Approve the investiture of Mr(s). ELEAZAR DE CARVALHO FILHO, MARCOS BASTOS ROCHA and MARCOS GRODETZKY in the Temporary Board of Directors of OI S.A.; and,

b)      Determine that this prior consent is valid only in case there is no amendment or annulment of the Judicial Recovery Plan on what regards the referred Board of Director’s membership or the corporate governance clauses.

Participated in the deliberation President Juarez Quadros do Nascimento and Directors Anibal Diniz and Emmanoel Campelo de Souza Pereira.

Absent Directors Otavio Luiz Rodrigues Junior and Leonardo Euler de Morais, who were out for holidays.

Document electronically signed by Juarez Martinho Quadros do Nascimento, President of the Council, on January 15, 2018, at 11.21 a.m., official time of Brasília, pursuant to article 23, item II, of Anatel’s Ordinance No. 912/2017.

The authenticity of this document can be verified at http://www.anatel.gov.br/autenticidade, by informing the verifying code 2312243 and the CRC code 307B7A15.